Exhibit 4.19

CENTRAL SHIPPING INC
TRUST COMPANY COMPLEX AJELTAKE ROAD, AJELTAKE ISLAND MAJURO, MARSHALL ISLANDS MI 96960

The Board of Directors

Rubico Inc.

For the attention or Mr. Nikolaos Papastratis

20 Iouliou Kaisara Str, 19002

Paiania, Athens-Greece

July 15, 2025

Subject: Offer letter for the provision of management services

Dear Sir(s)
This offer letter outlines the management services that Central Shipping Inc (the "Company") is in a position to offer Rubico Inc ("Rubico").

The relevant fees for these services for Rubico’s current fleet as per annex "A" will also apply to all vessels and newbuilding vessels to be acquired by Rubico subsequent to the date of this offer letter and for as long as this management agreement is in place.

Introduction:

Central Shipping Inc is a company established in Marshall Islands. Dedicated to provide quality ship management services for tanker and dry bulk vessels as well as mega yachts. The Company has assembled a team of senior shipping executives and employees who have been working together for over ten years accumulating extensive experience and expertise in the technical and commercial management of large, diversified fleets. Our company is financially strong, viable and is committed to provide world-class ship management services that meet or exceed safety and environmental requirements. Our mission is to set the standards for safe and environmentally friendly sea transportation of goods with ships crewed and operated by motivated professional and well trained seaborne and shore personnel.

Below is our proposed fees and commission for the services that we are able to provide you with.

Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MI 96960 Phone: +30 2108128260

CENTRAL SHIPPING INC
TRUST COMPANY COMPLEX AJELTAKE ROAD, AJELTAKE ISLAND MAJURO, MARSHALL ISLANDS MI 96960
Type of management services:	Technical, Operations, Insurance, Bunkering, Crew, Provisions, Accounting & Reporting, Commercial, Chartering, Sale and Purchase, Newbuilding supervision, Legal and administrative services.

Duration of Contract:	Five (5) years, automatically renewed.

Services and Relevant Fees:
•  USO 670 per day per vessel for Technical, Commercial, Crew Management, Insurance, Provisions and Bunkering. Applicable 3 months prior delivery from the yard.
•  Accounting, Reporting, Legal and Administrative Services at cost.

Fee Annual Increase:
Based on total percentage increase in the U.S. Consumer Price Index over the previous year, but not less than 2% and not more than 5%. Applicable for the signing of this agreement for all vessels in Annex “A” and will apply to all vessels acquired by Top Ships Inc subsequent to the date of this offer letter and for as long as this management agreement is in place.

Commission on all hires / gross freight / demurrage:	1.25%

Sales and Purchase Commission:	1% of the Sale or the Purchase Price, or the contract price of the Newbuilding contract.
in case of newbuilding vessel the fee is based on the New building Contract Price and is payable as follows: 25% on the purchase, 25% on steel cutting, 25% on launching and 25% on delivery

N/B Construction - Supervision Fee:	7% of actual cost.

Managers’ Superintendent’s Fee	USD 609 per day, plus actual expenses.

Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MI 96960 Phone: +30 2108128260

CENTRAL SHIPPING INC
TRUST COMPANY COMPLEX AJELTAKE ROAD, AJELTAKE ISLAND MAJURO, MARSHALL ISLANDS MI 96960
beyond 10 days per annum:

Financial Consultancy Fee on derivative agreements, loan financing and refinancing	0.20% on the total transaction amount.

Annual Performance Incentive Fee:	At your discretion.

Notice of Termination:	18 months

Termination Fees:	Fees for 12 months.

1.
Manager shall be entitled to receive additional remuneration for any increase in administrative costs and expenses resulting from the introduction of a new, or a change in the interpretation of applicable laws and regulations, or concerning ship management services.

2.	Owners to pay the deductible of any insurance claim relating to the vessels, or for any claim that is within such deductible range. All insurance related rebates to be for the benefit of the Manager.

3.	Owners to pay any tax, dues, or ransom in a case of piracy, or fines imposed on vessels or Manager, due to the operation of the vessel.

4.
The above management fees are agreed on the basis of the number of the associated vessels as per Annex “A’’ of this agreement and will apply to all vessels acquired by Rubico Inc subsequent to the date of this offer letter and for as long as this management agreement is in place.

Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MI 96960 Phone: +30 2108128260

CENTRAL SHIPPING INC
TRUST COMPANY COMPLEX AJELTAKE ROAD, AJELTAKE ISLAND MAJURO, MARSHALL ISLANDS MI 96960
Attached herewith is the (BIMCO) Standard Ship Management Agreement (Shipman 98) as amended, which shall be the basis of the individual management agreements to be entered into among each of Top's vessel-owning companies and the Company.

Acknowledgment and Acceptance

Please acknowledge your acceptance of the terms of our offer by signing the confirmation below and kindly return a copy of this letter and initialize a copy of the (BIMCO) Standard Ship Management Agreement (Shipman 98) as amended and attached herewith. After acceptance of this offer letter and attached management agreement, same shall be binding upon the parties hereof Top Ships Inc. and the Company and shall not be terminated by reason of a change of control of either Top Ships Inc. and the Company.

Yours Faithfully,

/s/ Alexandros Tsirikos

Central Shipping Inc.	Accepted: Rubico Inc.

Signature : /s/ Nikolaos Papastratis

Name : Nikolaos Papastratis

Title : CFO, Director

Date : 15/7/2025

Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MI 96960 Phone: +30 2108128260

CENTRAL SHIPPING INC
TRUST COMPANY COMPLEX AJELTAKE ROAD, AJELTAKE ISLAND MAJURO, MARSHALL ISLANDS MI 96960
ANNEX "A" (ASSOCIATED VESSELS) TO THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT – CODE NAME: "SHIPMAN 98"

NOTE:  PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX "A" THEY WILL BE SUBJECT TO THE PROVISIONS OF SUBCLAUSE 18.1(i) OF THIS AGREEMENT.

Details of Associated Vessels:

1.	Eco West Coast
2.	Eco Malibu

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MI 96960 Phone: +30 2108128260